EXHIBIT (c)(2) August 23, 2023 Project Star DISCUSSION MATERIALS CONFIDENTIAL

I. Investor Outreach Log CONFIDENTIAL 2

8 POTENTIAL INVESTORS 8 UNDER NDA 6 PASSED Process Summary PJT kicked off outreach on August 8, and 8 parties have expressed interest. Lev Fin Alts Credit CONFIDENTIAL 3

II. Illustrative Strategic Alternatives for Astra CONFIDENTIAL 4

Option 1: Option 2: Option 3: Illustrative Strategic Sale of WholeCo to a Strategic Take Private of WholeCo Sale of ASE Alternatives for a) Cash Consideration a) Take private with simultaneous a) Sell controlling stake divestiture of Launch – Immediate liquidity – Loss of control of strategic direction Astra – Opportunity for insiders to roll – Potential tax implications – Astra RemainCo may not be able to – No more public company costs consolidate ASE financials b) Stock Consideration – Additional complexity with multiple b) Sell all of ASE for Cash – Astra shareholders retain upside in parties the NewCo – Cash can fund operations of Launch b) Take private with subsequent – Potential for deferred shareholder – Proceeds could be used for return of divestiture of Launch level tax capital or to partially fund a go-private – Opportunity for insiders to roll at a later date – No more public company costs – Potential tax implications – Buyer runs subsequent divestiture c) Sell all of ASE for Stock process – Potential upside depending on buyer – No cash proceeds to fund the business – Potential for deferred shareholder level tax CONFIDENTIAL 5 Potential Buyers Description

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